Exhibit 99.1

Hyperdynamics Announces Second Extension of Memorandum of Understanding With Government of Guinea

HOUSTON, March 19, 2010 /PRNewswire via COMTEX News Network/ -- Hyperdynamics Corporation (NYSE Amex: HDY) today announced that it has agreed in writing with the government of the Republic of Guinea to extend for an additional five working days their Memorandum of Understanding (MOU). The MOU was entered into in September 2009 and called for a review of the commercial terms of the 2006 Production Sharing Contract (PSC) among Hyperdynamics, Dana Petroleum and the Republic to bring them in line with international standards. The MOU provided for a six-month negotiating period intended to culminate in an agreed PSC amendment.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR

    Contacts:     Dennard Rupp Gray & Easterly, LLC
                  ---------------------------------
                  Ken Dennard, Managing Partner
                  Jack Lascar, Partner
                  (713) 529-6600
                  Anne Pearson, Sr. Vice President
                  (210) 408-6321